Exhibit 4.1

SAKS CREDIT CORPORATION

(as successor to Proffitt’s Credit Corporation),

as Transferor

HRSI FUNDING, INC. III,

as Successor Transferor

SAKS INCORPORATED

(formerly named “Proffitt’s, Inc.”),

as Servicer

HOUSEHOLD FINANCE CORPORATION,

as Successor Servicer

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

(formerly named “Norwest Bank Minnesota, National Association”),

as Trustee

on behalf of the Certificateholders

of the

Saks Credit Card Master Trust

AMENDMENT NO. 4

to the

MASTER POOLING AND SERVICING AGREEMENT

Dated as of April 15, 2003

THIS AMENDMENT NO. 4 (this “Amendment”) to the Master Pooling and Servicing Agreement, dated as of August 21, 1997 (as amended and supplemented, the “Master Pooling and Servicing Agreement”), is dated as of April 15, 2003, and is by and among SAKS CREDIT CORPORATION (as successor to Proffitt’s Credit Corporation), a Delaware corporation, as Transferor (“SCC” or the “Transferor”), HRSI FUNDING, INC. III, a Delaware corporation, as Successor Transferor (“HRSI” or the “Successor Transferor”), SAKS INCORPORATED (formerly named “Proffitt’s, Inc.”), a Tennessee corporation, as Servicer (“Saks” or the “Servicer”), HOUSEHOLD FINANCE CORPORATION, a Delaware corporation, as Successor Servicer (“HFC” or the “Successor Servicer”), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION (formerly named “Norwest Bank Minnesota, National Association”), a national banking association, as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Pooling and Servicing Agreement.

WHEREAS, Saks and certain of its subsidiaries (together, the “Sellers”) are parties to a Purchase and Sale Agreement, dated as of July 26, 2002 (together with the exhibits, schedules, agreements and other documents related thereto, the “Purchase Agreement”), with Household Bank (SB), N.A. (“Household Bank” or “Buyer”) pursuant to which the Sellers will sell (the “Sale”), and the Buyer will purchase, certain assets related to and comprising the Sellers’ private label consumer credit card business (the “Credit Card Business”);

WHEREAS, this Amendment is being entered into by the parties hereto (collectively, the “Parties”) to effect, among other things, the assignment by the Transferor of all of its rights, obligations and interests under the Master Pooling and Servicing Agreement to the Successor Transferor, and the assignment by the Servicer of all of its rights, obligations and interests under the Master Pooling and Servicing Agreement to the Successor Servicer;

WHEREAS, the Parties have taken each and all of the actions required to properly amend the Master Pooling and Servicing Agreement in accordance with its terms; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Pooling and Servicing Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereto agree as follows:

Section 1.    Amendments to the Master Pooling and Servicing Agreement

  1.1  The definition of “Bank” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Bank” shall mean Household Bank and its respective successors and assigns, solely in their capacity as originators of Accounts and Receivables for and on behalf of customers of Saks and its Affiliates pursuant to the private label credit card program for Saks and its Affiliates.”

1.2    The definition of “Certificate” is hereby amended and shall read in its entirety as follows:

““Certificate” shall mean a certificate of any Series of the Investor Certificates or the Exchangeable Transferor Certificate, and in the case of the Exchangeable Transferor Certificate or any Investor Certificate of any Series held by the Transferor, any book-entry maintained solely on the books and records of the Trustee to represent the interest of the Transferor in the Exchangeable Transferor Certificate and/or any such Investor Certificate, where the Transferor has requested the Trustee to reflect such interest on the Trustee’s books and records interest in uncertificated, book-entry form.”

1.3    The definitions of “Certificateholder” and “Holder” are hereby amended and shall read in their entirety as follows:

““Certificateholder” or “Holder” shall mean the Person in whose name a Certificate is registered in the Certificate Register, and where the Transferor has requested the Trustee to hold the Transferor’s ownership interest in the Exchangeable Transferor Certificate and/or any such Investor Certificate in uncertificated, book-entry form on the Trustee’s books and records, the interest of the Transferor shown on the Trustee’s books and records.”

1.4    The definition of “Company” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Company” shall mean Household Finance Corporation and its successors and assigns.”

1.5    The definition of “Fiscal Year” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Fiscal Year” shall mean the fiscal year of the Servicer, which in the case of Saks Incorporated shall be the period beginning on the Sunday following the Saturday that is closest to the 31st of January of each year, and ending on the Saturday that is closest to the 31st of January of the following year, or such other fiscal year as may hereafter be designated by each of the Servicer and/or its corporate Affiliates.”

1.6    The definition of “Eligible Originator” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Eligible Originator” shall mean (i) each of the Sellers and their respective successors and assigns, (ii) the Bank, (iii) any of the Sellers’ Affiliates or (iv) any other originator or acquirer of Receivables that is a party to a Receivables Purchase Agreement, provided that, with respect to clauses (iii) and (iv), the Transferor shall have met the Rating Agency Condition and shall have delivered such notice(s) of compliance with such Rating Agency Condition to the Trustee and the Servicer.”

1.7    The definition of “Eligible Servicer” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Eligible Servicer” shall mean Household Finance Corporation or any other Affiliate of the Company, Saks Incorporated, McRae’s, Inc. or any other Affiliate of Saks Incorporated, the Trustee; or otherwise any entity which, at the time of its appointment as Servicer, (i) is an established financial institution having capital or net worth of not less than $50,000,000, (ii) is servicing a portfolio of consumer revolving credit card accounts, (iii) is legally qualified and has the capacity to service the Accounts, (iv) has demonstrated the ability to professionally service a portfolio of similar consumer revolving credit card accounts in accordance with standards of skill and care customary in the industry and (v) is qualified to use the software that is then currently being used to service the Accounts or obtains the right to use or has its own software which is adequate to perform its duties under this Agreement.”

1.8    The definition of “Exchangeable Transferor Certificate” is hereby amended and shall read in its entirety as follows:

“Exchangeable Transferor Certificate” shall mean the certificate executed by the Transferor and authenticated by the Trustee, substantially in the form of Exhibit A and exchangeable as provided in Section 6.9 for one or more Series of Investor Certificates and any reissued Exchangeable Transferor Certificate, and in the event that the Transferor has requested the Trustee to maintain it interest in the Exchangeable Transferor Certificate in uncertificated book-entry form, the interest of the Transferor reflected by such book-entry.”

1.9    The definitions of “Investor Certificate” is hereby amended and shall read in its entirety as follows:

““Investor Certificate” shall mean any one of the certificates executed by the Transferor and authenticated by the Trustee substantially in the form attached to the applicable Supplement, and where the Transferor has requested the Trustee to reflect the Transferor’s interest in such certificates, in uncertificated, book-entry form, the interest of the Transferor in such certificates reflected on the books and records of the Trustee, which shall entitle the holder to the same rights, privileges and duties.”

1.10    The definitions of “Investor Certificateholder” is hereby amended and shall read in its entirety as follows:

““Investor Certificateholder” shall mean the holder of record of an Investor Certificate, including the interest of the Transferor in uncertificated, book-entry Investor Certificates.”

1.11    The definition of “Receivables Purchase Agreement” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Receivables Purchase Agreements” shall mean (i) the receivables purchase agreement between Household Bank, as seller, and Household Receivables Acquisition Company, as purchaser, dated as of April 15, 2003; and (ii) the receivables purchase agreement between Household Receivables Acquisition Company, as seller, and HRSI Funding, Inc. III, as purchaser, dated as of April 15, 2003.”

1.12    The definition of “Sellers” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Sellers” shall mean G.R. Herberger’s, Inc., McRae’s, Inc., Parisian, Inc., Proffitt’s, Inc. and the Bank and their successors and assigns, and, subject only to the Rating Agency Condition, such other Affiliates of Saks Incorporated as the Transferor may designate from time to time.”

1.13    The definition of “Servicer” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Servicer” shall mean Household Finance Corporation and any Person thereafter appointed as Successor Servicer as herein provided to service the Receivables, which shall include Saks Incorporated, which may be re-appointed as Servicer upon notice to the Trustee and the Rating Agencies without amendment or any other action under this Agreement or otherwise.”

1.14    The definition of “Subservicer” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Subservicer” shall mean initially McRae’s, Inc. and any Person thereafter appointed by the Servicer as a subservicer of the Receivables.””

1.15    The definition of “Transferor” in Section 1.1 of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

““Transferor” shall mean (a) HRSI Funding, Inc. III, an Affiliate of the Company, or its successors or permitted assigns under this Agreement, and (b) any additional Transferor or Transferors, which shall include Saks Credit Corporation, which may be re-appointed as Transferor upon notice to the Trustee and the Rating Agencies without amendment or any other action under this Agreement or otherwise, provided that each Transferor, successor or assign, on the effective date it becomes Transferor, (i) has the Minimum Net Worth specified in Section 2.5(f) hereof, (ii) satisfies the Rating Agency Condition, and (iii) except in the case of a Bank, meets the separate business requirements of Section 2.5(g) hereof. References in this Agreement to “each Transferor” shall refer to each of the entities mentioned in the preceding sentence, and references to “the Transferor” shall refer to all such entities.”

1.16    The following definition of “Household Bank” shall be added to Section 1.1 of the Master Pooling and Servicing Agreement:

““Household Bank” shall mean Household Bank (SB), N.A., a national banking association and an Affiliate of the Company.”

1.17    The following definition of “Household Finance Corporation” shall be added to Section 1.1 of the Master Pooling and Servicing Agreement:

““Household Finance Corporation” shall mean Household Finance Corporation, a Delaware corporation and an Affiliate of the Company.”

1.18    The following definition of “HRSI Funding, Inc. III” shall be added to Section 1.1 of the Master Pooling and Servicing Agreement:

““HRSI Funding, Inc. III” shall mean HRSI Funding, Inc. III, a Delaware corporation and an Affiliate of the Company.”

1.19    The following definition of “McRae’s, Inc.” shall be added to Section 1.1 of the Master Pooling and Servicing Agreement:

““McRae’s, Inc.” shall mean McRae’s, Inc., a Mississippi corporation and an Affiliate of Saks Incorporated, a Tennessee corporation.”

1.20    Section 1.2 of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“Section 1.2    Other Definitional Provisions.

All terms defined in any Supplement or this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions of all terms defined herein shall include the singular as well as the plural form of such terms and the masculine of such terms as well as the feminine and neuter genders of such terms. The terms “include”, “including” or “includes” shall mean including without limitation by way of enumeration or otherwise.

As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles on the date of determination. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

The agreements and representations and warranties of Household Finance Corporation in this Agreement in its capacity as Servicer, shall be deemed to be the agreements, representations and warranties of Household Finance Corporation solely in such capacity for so long as it acts in such capacity under this Agreement.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to any Supplement or this Agreement as a whole and not to any particular provision of such Supplement or this Agreement, as the case may be; Section, subsection, Schedule and Exhibit references contained in this Agreement or any Supplement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement or any Supplement unless otherwise specified.”

1.21    Section 2.5(g) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(g)     Separate Business. Unless the Bank is serving as Transferor, the Transferor, shall at all times (i) to the extent the Transferor’s office is located in the offices of the Company or any Affiliate of the Company pay fair market rent for its executive office space located in the offices of the Company, or any Affiliate of the Company, (ii) have at all times at least two members of its board of directors who are not and, within the immediately preceding two (2) years, have not been employees, officers or directors of the Company, or its Affiliates (except for other bankruptcy remote single purpose entities) or of any major creditor of the Company or its Affiliates and are persons who are familiar and have experience with asset securitization, or the Transferor shall have a class of preferred stock held by a Person not an Affiliate of the Company, which preferred stock must unanimously consent to the Transferor instituting proceedings to be adjudicated insolvent or consent to the institution of any bankruptcy or insolvency case or proceedings against the Transferor or file or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or other similar official) of the Transferor or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action, (iii) maintain the Transferor’s books, financial statements, accounting records and other corporate documents and records separate from those of the Company or any other entity, (iv) not commingle the Transferor’s assets with those of the Company or any other entity, except to the extent otherwise permitted hereunder or for not longer than two (2) Business Days after any Seller receives payments on Accounts as a result of in-store payments by Obligors or that have otherwise been received by Sellers on other Accounts sold to the Transferor and then transferred to the Trust, (v) act solely in its corporate name and through its own authorized officers and agents, (vi) make investments directly or by brokers engaged and paid by the Transferor or its agents (provided that if any such agent is an Affiliate of the Transferor it shall be compensated at a fair market rate for its services), (vii) separately manage the Transferor’s liabilities from those of the Company or any Affiliates of the Company and pay its own liabilities, including all administrative expenses, from its own separate assets, except that the Company may pay the organizational expenses of the Transferor, and (viii) pay from the Transferor’s assets all obligations and indebtedness of any kind incurred by the Transferor. The Transferor shall abide by all corporate formalities, including the maintenance of current minute books, and the Transferor shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Transferor and its assets and liabilities. Except as provided herein or in the Receivables Purchase Agreements the Transferor shall (i) pay all its liabilities, (ii) not assume the liabilities of the Company or any Affiliate of the Company, (iii) not lend funds or extend credit to the Company, or any Affiliate of the Company, except pursuant to a Receivables Purchase Agreement in connection with the purchase of Receivables thereunder, (iv) not guarantee the liabilities of the Company, or any Affiliates of the Company, and (v) not own the stock of, or any other beneficial interest in, any subsidiaries or any other entity. The officers and directors of the Transferor (as appropriate) shall make decisions with respect to the business and operations of the Transferor independent of and not dictated by any controlling entity. The Transferor shall not engage in any business not permitted by its certificate or articles of incorporation as in effect on the date hereof, provided such certificate or articles may be amended or changed subject only to the Rating Agency Condition.”

1.22    Section 3.1(a) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(a)    Household Finance Corporation on and after the effective date of Amendment No. 4 to this Agreement will act as the Servicer under this Agreement. The Investor Certificateholders, by their acceptance of the Investor Certificates or by a consent of the Certificateholders as specified in this Agreement, consent to Household Finance Corporation, acting as Servicer.”

1.23    Section 3.1(b) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(b)    The Servicer shall service and administer the Receivables and shall collect payments due under the Receivables in accordance with its customary and usual policies and procedures in effect for servicing consumer revolving credit card accounts receivables comparable to the Receivables, as such policies and procedures may be modified from time to time, and in accordance with the applicable Credit Card Guidelines and shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer has designated as of the effective time of Amendment No. 4 to this Agreement, McRae’s, Inc. as the sole Subservicer. Without limiting the generality of the foregoing and subject to Section 10.1, the Servicer is hereby authorized and empowered (i) to make withdrawals and payments and to instruct the Trustee to make withdrawals and payments from the Collection Account, the Excess Funding Account or any other account or accounts maintained for the benefit of the Certificateholders or with regard to any Enhancement as set forth in this Agreement and any Supplement, (ii) unless such power and authority is revoked by the Trustee on account of the occurrence of a Servicer Default pursuant to Section 10.1, to instruct the Trustee to take any action permitted or required under any Enhancement at such time as is set forth in this Agreement or any Supplement, (iii) to execute and deliver, on behalf of the Trust for the benefit of the Certificateholders, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to such Receivables and (iv) to make any filings, reports, notices, applications, or registrations with, and to seek any consents or authorizations from, the Securities and Exchange Commission and any state securities or “blue sky” law authorities on behalf of the Trust as may be necessary or advisable to comply with any Federal or state securities or “blue sky” laws or reporting requirements. Prior to receipt by a Responsible Officer of the Trustee of written notice of a Servicer Default, the Trustee shall promptly follow the written instructions of the Servicer to withdraw funds from the Collection Account and any other account or accounts maintained for the benefit of the Certificateholders or with regard to any Enhancement. The Trustee shall furnish the Servicer with limited powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and the Trustee shall not be held responsible for any act or omission by the Servicer in its use of such powers of attorney.”

1.24    The first paragraph of Section 3.3 of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“Section 3.3    Representations, Warranties and Covenants of the Servicer. Household Finance Corporation, as Servicer, hereby makes, as of the effective time of Amendment No. 4 to this Agreement, and any successor Servicer by its appointment hereunder shall make, the following representations, warranties and covenants with respect to any future Series of Certificates, as of the date of the related Supplement and the related Closing Date, unless otherwise stated in such Supplement, on which the Trustee has relied in accepting the Receivables and the other property conveyed pursuant to Section 2.1 in trust and in authenticating the Certificates:”

1.25    Section 4.1(f) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(f)    Collections. The Servicer will apply all Collections with respect to the Receivables for each Monthly Period as described in this Article IV and each Supplement. Except as otherwise provided herein or in the applicable Supplement, the Servicer shall deposit Collections into the Collection Account no later than the second Business Day following the Date of Processing of such Collections. Subject to the express terms of any Supplement, but notwithstanding anything else in this Agreement to the contrary, for so long as the Company or an Affiliate of the Company shall be the Servicer hereunder and no Pay Out Event relating to a Servicer Default shall have occurred and be continuing, and either (i) the Company remains the Servicer and maintains a commercial paper rating of not less than P-1 by Moody’s, A-1 by Standard & Poor’s and F1 by Fitch, Inc., (ii) the Company shall have obtained a written notification from each Rating Agency to the effect that such Rating Agency does not intend to downgrade or withdraw its then current rating of any outstanding Series of Investor Certificates despite the Servicer’s inability to satisfy the rating requirement specified in clause (i), (iii) the Company remains the Servicer, no Rapid Amortization Period or Pay Out Event shall have occurred, the ultimate parent of Household Finance Corporation maintains a commercial paper rating of not less than A-1 by Standard & Poor’s, P-1 by Moody’s and F1 by Fitch, Inc., and, in the event that there is any material change in the financing relationship between the Company and its parent corporation, (A) the Company shall have notified each Rating Agency and (B) the Rating Agency Condition shall be satisfied with respect to such material change, or (iv) any other arrangements are made such that the Rating

Agency Condition is satisfied with respect thereto, and for five Business Days following any event specified in clauses (i) through (iv) then the Servicer need not deposit Collections into the Collection Account or make payments to the holder of the Exchangeable Transferor Certificate prior to the close of business on the second Business Day following the Date of Processing, but rather may make a single deposit in the Collection Account in immediately available funds on the Business Day prior to each Distribution Date in an amount equal to the Collections with respect to the Monthly Period preceding such Distribution Date to the extent such amounts and Collections are allocated to one or more Series in accordance with Article IV. Subject to the immediately foregoing sentence, the Servicer may retain its Servicing Fee with respect to a Series and shall not be required to deposit it in the Collection Account. Collections shall not be required to be invested in Permitted Investments until such time as they are deposited into the Collection Account. The Servicer shall promptly notify the Trustee of any downgrade or withdrawal of its commercial paper rating or, if an Affiliate of the Company. is acting as Servicer hereunder, of any such downgrade or withdrawal of any such rating of such Affiliate.

Should the Servicer be required to make daily deposits of Collections into the Collection Account pursuant to this subsection, during any Amortization Period, the Servicer may, subject to the provisions of the applicable Supplement, cease depositing Collections of Principal Receivables received in any Monthly Period and allocable to a Series at such time as the amount of Collections of Principal Receivables allocable to such Series and deposited into the Collection Account equals the amount of principal scheduled or permitted to be paid on the next succeeding Distribution Date with respect to such Series. Collections of Principal Receivables allocable to such Series in excess of such amount shall be distributed, on a daily basis as they are collected, to the Transferor.”

1.26    Section 4.1(j) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(j)    Net Deposits. For so long as Household Finance Corporation or an Affiliate of the Company shall be the Servicer hereunder and a Servicer Default shall not have occurred and be continuing, the Servicer may make deposits into the Collection Account or the Excess Funding Account on any date net of amounts payable as of such date to the Transferor or the Servicer from amounts held in the Collection Account or the Excess Funding Account, it being understood that the Investor Monthly Servicing Fee with respect to any Series shall be payable to the Servicer only in accordance with the provisions specified in the related Supplement and that the foregoing shall in no event increase the amount payable to the Transferor or the Servicer hereunder or pursuant to any Supplement.”

1.27    Subsection 7.2(a)(i) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(i)    the entity formed by such consolidation or into which the Transferor is merged or the Person which acquires by conveyance or transfer the properties and assets of the Transferor substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, a national banking association or a state banking corporation or other depository entity whose deposits are insured by the FDIC which is not subject to the bankruptcy laws of the United States of America, or a single purpose, bankruptcy remote entity that is organized under the laws of any state of the United States, in each case, which is wholly-owned (other than director qualifying shares) directly or indirectly, by the Company or its successors or assigns, and meets the Rating Agency Condition and if the Transferor is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the performance of every covenant and obligation of the Transferor, as applicable, hereunder and shall benefit from all the rights granted to the Transferor, as applicable, hereunder. To the extent that any right, covenant or obligation of the Transferor is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity;”

1.28    Section 8.5 of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“Section 8.5    The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it as such except (a) upon determination that (i) the performance of its duties hereunder is or will become impermissible under applicable law, regulation or order and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (b) upon the assumption, by an agreement supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, of the obligations and duties of the Servicer hereunder by any of its Affiliates that is a direct or indirect wholly owned subsidiary of the ultimate parent of the Servicer or by any other entity the appointment of which shall have satisfied the Rating Agency Condition and, in either case, qualifies as an Eligible Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) of this Section by an Opinion of Counsel to such effect delivered to the Trustee. No such resignation will become effective until the Trustee or a Successor Servicer has assumed the Servicer’s responsibilities and obligations under this Agreement. If the Trustee is unable within 120 days of the date of such determination to appoint a Successor Servicer pursuant to Section 10.2(a), the Trustee or its duly appointed agent (which may not be the outgoing Servicer) shall serve as Successor Servicer hereunder but the Trustee shall have continued authority to appoint another Person as Successor Servicer. The Trustee shall give prompt notice to each Rating Agency and each Series Enhancer upon the appointment of a Successor Servicer. Notwithstanding anything in this Agreement to the contrary, Household Finance Corporation may assign part or all of its obligations and duties as Servicer under this Agreement to (i) an Affiliate of Household Finance Corporation so long as Household Finance Corporation shall have fully guaranteed the performance of such obligations and duties under this Agreement, or (ii) to Saks Incorporated.”

1.29    Section 8.9 of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“Section 8.9    Illinois Personal Property Tax. Household Finance Corporation shall indemnify and hold harmless the Certificateholders, the Certificate Owners, and the Trustee, including the Trustee’s officers, directors, agents and employees, from and against any loss, liability, expense, damage or injury (net of any benefit realized), that are suffered or sustained by the Trust, the Trustee or any Certificate Owner or Certificateholder as a result of and to the extent that the State of Illinois (or its taxing authority) determines that the Trust is a partnership and that the Illinois Personal Property Replacement Income Tax (the “Replacement Tax”) is applicable to the Trust and, as a consequence, any Replacement Tax (including any interest or penalties with respect thereto or arising from a failure to comply therewith) are required to be paid by the Trust, the Certificate Owners or the Certificateholders as a result of such determination. The foregoing indemnity shall terminate upon delivery to the Trustee of the following: (i) evidence of any repeal or modification of the Replacement Tax by the State of Illinois (or its taxing authority) which would make it no longer potentially applicable to the Trust, the Trustee or any Certificate Owner or Certificateholder (in their capacities as such hereunder); (ii) any determination, interpretation, ruling or regulation in writing from the State of Illinois or its taxing authority to the effect that the Replacement Tax would not be applicable to entities similarly situated to the Trust, generally (accompanied by an opinion of counsel specified in clause (iv) below), or to the Trust, specifically; (iii) any private or public ruling received by the Trust, or any interpretive or other release in writing by the Internal Revenue Service that any entity similarly situated to the Trust generally (accompanied by an opinion of counsel specified in clause (iv) below), or to the Trust specifically, would not be taxed as a partnership for federal income tax purposes; or (iv) written opinion of any nationally recognized law firm admitted to practice in the State of Illinois to the effect that the Replacement Tax would not apply to the Trust, the Trustee or any Certificate Owner or Certificateholder (in their capacities as such hereunder), or, if the State of Illinois at such date continues to follow the federal income tax and Treasury determinations as to whether an entity is taxable as a partnership or if and to the extent the State of Illinois is bound by any FASIT election made by the Trust, from any other law firm nationally recognized with respect to federal income tax matters to the effect that the Trust and the mere ownership of Certificates issued thereunder would not cause the Trust, Trustee, the Certificate Owners and the Certificateholders to be taxed as a partnership for federal income tax purposes.”

1.30    Section 10.2(c) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“(c)    In connection with such appointment and assumption, (i) the Trustee shall be entitled to such compensation, or may make such arrangements for the compensation of the Successor Servicer out of Collections, as it and such Successor Servicer shall agree; provided, however, that no such compensation shall be in excess of the Monthly Servicing Fee permitted to the Servicer pursuant to Section 3.2, (ii) Household Finance Corporation, as the Servicer, agrees to reimburse any reasonable out-of-pocket, system conversion and modification, moving and related expenses incurred by the Successor Servicer, if the Servicer is not Household Finance Corporation, or an

Affiliate of the Company or the Trustee, in connection to the transfer of servicing to a Successor Servicer, such reimbursement obligation in no event not to exceed $50,000, and (iii) if the Monthly Servicing Fee payable to the Successor Servicer shall not be sufficient to cover the actual costs of servicing the Receivables, Household Finance Corporation, as the Servicer, agrees to reimburse any excess of the actual costs of servicing the Receivables over the Monthly Servicing Fee accruing to the Servicer; provided, however, that such reimbursement obligation may not exceed the average costs of servicing for similar portfolios of Receivables.”

1.31    Section 11.5 of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

“Section 11.5    The Servicer to Pay Trustee’s Fees and Expenses. The Servicer covenants and agrees to pay to the Trustee from time to time out of its own funds, and the Trustee shall be entitled to receive, reasonable compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties hereunder or pursuant to any Supplement of the Trustee, and, subject to Section 8.4, the Servicer will pay or reimburse the Trustee (without reimbursement from the Collection Account or otherwise) upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Agreement or any Supplement (including the reasonable fees and expenses of its agents and counsel) except any such expense, disbursement or advance as may arise from its negligence or bad faith and except as provided in the following sentence. If the Trustee is appointed Successor Servicer pursuant to Section 10.2, the provisions of this Section 11.5 shall not apply to expenses, disbursements and advances made or incurred by the Trustee in its capacity as Successor Servicer. If Household Finance Corporation is not the Servicer, Household Finance Corporation shall guarantee the payment of all amounts payable to the Trustee under this Section 11.5, and upon any payment pursuant to such guaranty, and Household Finance Corporation shall be subrogated to all rights of the Trustee to recover such amounts from the Servicer.

The obligations of the Servicer and the Transferor under this Section 11.5 and Section 8.4 shall survive the termination of the Trust and the resignation or removal of the Trustee or the Servicer.”

Section	2. Amendment to the Series 2001-2 Supplement to the Master Pooling and Servicing Agreement

The Series 2001-2 Supplement to the Master Pooling and Servicing Agreement, dated as of July 17, 2001, shall be amended as set forth on the attached Exhibit A, which is incorporated into, and is made a part of, this Amendment.

Section 3.    Representations and Warranties

(a)    Each of the Parties hereby represents and warrants severally and not jointly that, with respect to each Party:

(i)    Its execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not require any consent or approval which has not been obtained.

(ii)    This Amendment is the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(b)    Each of the Successor Transferor, the Successor Servicer and the Trustee hereby further represents and warrants that:

(i)    The Master Pooling and Servicing Agreement as amended hereby is the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.    Conditions Precedent

This Amendment shall become effective as of its date, provided that all of the following conditions are first met:

(a)    Saks Incorporated, as Servicer, shall have furnished the Trustee with an Officer’s Certificate to the effect that this Amendment will not materially and adversely affect the interests of any Certificateholders;

(b)    The Amendment will not cause the Trust to be characterized as a corporation for Federal income tax purposes or otherwise have a material adverse effect on the Federal income taxation of any Series;

(c)    Saks Incorporated, as Servicer, shall have given each Rating Agency ten (10) Business Days’ prior written notice of this Amendment and shall have received written confirmation from each Rating Agency rating the affected Series that the Rating Agency Condition will be met, where appropriate;

(d)    The Trustee shall receive and shall be permitted to rely upon an Opinion of Counsel from Alston & Bird LLP to the effect that the conditions and requirements of Section 13.1(a) of the Master Pooling and Servicing Agreement have been satisfied; and

(e)    SCC, as Transferor, shall deliver prior written notice of this Amendment to each Rating Agency.

(f)    The transactions contemplated by the Purchase Agreement shall be closed.

Section 5.    Miscellaneous

(a)    Applicability of the Master Pooling and Servicing Agreement.

In all respects not inconsistent with the terms and provisions of this Amendment, the provisions of the Master Pooling and Servicing Agreement are hereby ratified, approved and confirmed.

(b)    Headings

The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(c)    Counterparts

This Amendment may be executed in counterparts by facsimile or otherwise, each of which shall constitute an original, but all of which, when taken together, shall constitute but one and the same instrument.

(d)    Governing Law

THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of April 15, 2003.

SAKS CREDIT CORPORATION, as Transferor By: /s/ CHARLES J. HANSEN Name: Charles J. Hansen Title: Senior Vice President

SAKS INCORPORATED, as Servicer By: /s/ CHARLES J. HANSEN Name: Charles J. Hansen Title: Senior Vice President

HRSI FUNDING, INC. III as Successor Transferor By: /s/ S. H. SMITH Name: S. H. Smith Title: Vice President and Treasurer

HOUSEHOLD FINANCE CORPORATION as Successor Servicer By: /s/ B.B. MOSS, JR. Name: B.B. Moss, Jr. Title: Vice President and Treasurer

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee By: /s/ JEANINE C. CASEY Name: Jeanine C. Casey Title: Corporate Trust Officer

EXHIBIT A

AMENDMENT NO. 1 TO THE

SERIES 2001-2 SUPPLEMENT TO THE

MASTER POOLING AND SERVICING AGREEMENT

Section 4.2(a) of the Series 2001-2 Supplement shall be amended in its entirety to read as follows:

“(a)    The Servicer shall apply, or shall instruct the Trustee to apply, all Collections, and other funds held in the Collection Account that are allocated to Series 2001-2 as described in this Article IV. Provided that daily deposits of Collections into the Collection Account are required pursuant to Section 4.1(f) of the Agreement, the applicable Investor Percentage of Finance Charge Collections shall be deposited into the Collection Account on a daily basis. If the amount on deposit in the Collection Account in respect of the applicable Investor Percentage of Finance Charge Collections is less than the sum of: (i) the sum of Class A Monthly Interest, Class B Monthly Interest and Class C Monthly Interest due on the next succeeding Distribution Date, (ii) if Saks is no longer the Servicer, the Servicing Fee due on the next succeeding Distribution Date, and (iii) an amount equal to the product of (a) the Default Amount allocated to Series 2001-2 for the immediately preceding Monthly Period and (b) a factor of 1.80, or such lesser factor as may be determined by the Servicer subject to the Rating Agency Condition, then Class B Subordinated Principal Collections and Collateral Subordinated Principal Collections shall also be deposited into the Collection Account until such time that such deficiency is eliminated.”